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                                                                 EXHIBIT (a)(15)


                    NOTICE OF OFFER TO PURCHASE SHARES OF EMPRESA
                     NACIONAL DE ELECTRICIDAD S.A. IN AN AUCTION

Duke Energy International L.L.C. ("Duke International") a company organized according to the laws of the State of Delaware, United States of America, which corporate purpose is investments, domiciled at 5400 Westheimer Court, Houston, Texas, United States of America, and for these purposes at Moneda 970, 12th floor, Santiago, Chile, a wholly owned affiliate of Duke Energy Corporation ("Duke"), a corporation organized and in existence under the laws of the State of North Carolina, United States of America, offers to purchase directly or through a Chilean affiliate (the "Affiliate") entirely controlled by Duke International and specially formed to this effect, 3,680,947,436 shares, with no nominal value (the "Shares"), which represent 44.88% of the subscribed and paid share capital of Empresa Nacional de Electricidad S.A. ("Endesa"), from all Chilean shareholders of Endesa, either individuals or legal entities, through a sale in an auction (the "Auction") that will be carried out in the Santiago Stock Exchange (the "Stock Exchange"), pursuant to the regulations provided in paragraph 2.3 of Part B of the Auction System of the Operations Regulations of the Santiago Stock Exchange.

This publication is made in conformity to what was stated in the Take of Control notice of Endesa, its affiliates and coligates, published in the La Segunda newspaper, on February 18, 1999, and complemented by the publication made in the El Mercurio newspaper on February 25, 1999.

CHARACTERISTICS OF THE OFFER

1. Duke International invites all shareholders of Endesa to make a sales offer in the Auction of their shares so that Duke International or its Affiliate, may purchase and acquire 3,680,947,436 subscribed and paid shares of Endesa that are offered to it on sale, pursuant to the terms of this announcement, in the minimum price of Ch$ 250 per share. This price shall not accrue interests nor be subject to adjustments because of inflation. The purchase price shall be paid under the stock exchange practice called Normal Cash Payment, that is, on the second stock exchange working day as of the date of the Auction.




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2.      The sales price for the Shares shall be paid through a check extended in the name of whom it may correspond, provided there has been a prior signing of a receipt for the money and a release.

3. The invitation to make this offer starts on March 4, 1999 and, notwithstanding of what is provided in number 12 for the Stock Exchange brokers, will expire at 12 am of the fifth stock exchange working day prior to the date of the Auction (the "Offering Period"). The Auction shall take place within the ten stock exchange working day as of the date of the publication of the notice referred to in No.4 hereinbelow.

4. It is an essential condition to carry out the Auction that, prior to it taking place, that an Extraordinary Shareholders Meeting of Endesa, which has to take place on or before April 8, 1999, legally approves an amendment to Article Five Bis of its bylaws, which presently states that "no person, directly or through other related persons, may concentrate more than 26% of the capital of the company which is entitled to vote", and of Article Thirty Two Bis of its bylaws, which presently state that "notwithstanding what is provided in the prior article, no shareholder may exercise on behalf of itself or on behalf of other shareholders, the right to vote for more than 26% of the subscribed shares of the company which are entitled to vote, having to disregard the excess over 26%", and which concludes stating "also, no other person may represent shareholders who in the aggregate have more than 26% of the subscribed capital of the company", with the purpose of substituting the referred limit of 26% of maximum shareholding participation for a new 65% percentage, as well as the complementary agreements that may be necessary and sufficient so that such charter amendment may be applied, and legalized in time and form. Once the aforementioned condition actually takes place, Duke International shall publish, within the following 10 working days as of the date of legalization of the amendment to the bylaws, a notice in the El Mercurio of Santiago newspaper and in the Wall Street Journal of New York, United States of America, respectively, informing of such circumstance and stating the date of the Auction.




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5.      In the event that shareholders of Endesa accept to sell a higher number than the maximum amount offered to purchase, Duke International or the Affiliate, shall purchase shares prorate to those that each shareholder has decided to sell, till completing the total amount that equals the maximum amount of shares offered to purchase. For these purposes, the final number of shares that Duke International or the Affiliate will purchase from each offering shareholder shall be calculated by multiplying the number of shares which were offered to sell to Duke International by each shareholder by a prorate factor (the "Prorate Factor") that will be obtained by dividing the total number of shares offered to purchase by the number of shares offered to sell pursuant to the terms of this notice. The purchase shall be made only for the whole number of shares that results from the prior formula, adjusting it downwards if the fraction is smaller than 0.50 and upwards if the fraction is equal to or higher than 0.50. In the event that applying the Prorate Factor, the total number of shares to purchase is not consistent with the number of assigned shares, the final figure shall be adjusted by adding or substracting the difference to the shareholder who has made the biggest sales offer. Duke International shall inform of the Prorate Factor that shall be applied, on the same date of the Auction, no later than 13:00 hours through the terminal network of the Stock Exchange, and later, through the publication in the "La Segunda" newspaper of the same date.

6. Duke International, or the Affiliate, shall not purchase those shares that are offered in terms and conditions different to those indicated in this announcement. In the event of shares that are not purchased by Duke International, or the Affiliate, because they have not met the requirements and conditions contemplated in the present offer announcement or because the Auction has not taken place as contemplated in this announcement, there will arise no right, indemnity, payment or reimbursement in favor of the shareholders who have made sales offers, neither will there arise any obligation or liability against Duke, Duke International, the Affiliate, Banchile Corredores de Bolsa S.A., their respective its attorneys-in-fact, advisors or officers.

        In the event the Auction is suspended by a Court or administrative order, Banchile Corredores de Bolsa S.A. shall return the shares it has received to this effect, either from a stock broker or from persons [Note to Draft: "person" includes individuals and legal entities] who may have delivered them directly to Banchile Corredores de Bolsa S.A., within 7 working days following the date of suspension of the Auction.




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7.      The shares offered for sale must be registered in the name of the selling shareholder, totally paid to Endesa, free of liens, prohibitions, attachments, litigation, court orders, suspensive or resolutory conditions, and in general, of any circumstance that may limit their free assignment or transferability. Additionally, the shares that are not duly registered in the name of Banchile Corredores de Bolsa S.A. at 18 hours of the stock exchange working day that is prior to the date of the Auction, excluding the sellers mentioned in number 14 hereinbelow, will not be considered in any way for purposes of the Auction.

8. For purposes of the purchase of the Shares, Duke International shall act through Banchile Corredores de Bolsa S.A.("Banchile"). The shareholders, on their part, may offer their shares for sale through any stock broker. Each stock broker shall accumulate the sales order from its clients to their own, and shall issue a sales order to Banchile for the total of the pertinent shares. It will be the exclusive responsibility of each stock broker to verify the existence and accuracy of the documents mentioned in N(0)10 and 11 hereinbelow.

9. The stock brokers shall receive orders of sale until 12:00 hours of the fifth stock exchange working day prior to the date of the Auction. Banchile shall register all sales orders received from different shareholders for the Auction, either directly or through other stock brokers, provided they have met the requirements and terms included in this announcement.

10. The individuals who are shareholders who wish to offer for sale their shares will: (i) sign the sales order for all of the shares offered for sale; (ii) deliver






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        to the Stock Exchange broker the stock certificate(s); (iii) present their identity card and deliver a photocopy of same, signed by the offeror, which will stay in the hands of the Stock Exchange broker; (iv) in the event that he acts through a power of attorney granted to a third party, he shall also show and deliver to the Stock Exchange broker a copy of the power of attorney with sufficient powers granted before or authorized by a Notary Public; (v) show and deliver all those additional documents that may be required to prove the legal capability of the offeror to transfer the shares; (vi) deliver, duly signed, the pertinent share transfer, in which the shareholder shall appear as seller and the Stock Exchange broker as buyer; and (vii) fill in the Client Form pursuant to the regulations issued by the Superintendency of Securities and Insurance ("SVS").

11. The shareholders who are legal entities who wish to offer their shares for sale shall: (i) execute the sales order for all the shares offered for sale; (ii) deliver to the Stock Exchange broker the share certificate(s); (iii) present the identity card of the legal representative and deliver a photocopy of same, signed by the offeror, which will stay in the hands of the Stock Exchange broker; (iv) present and deliver to the Stock Exchange broker a copy of the legal documents pertaining to such legal entity and a copy of the power of attorney with sufficient powers granted before or authorized by a Notary Public; (v) show and deliver all those additional documents that may be required to prove the legal capability of the offeror to transfer the shares; (vi) deliver, duly signed, the pertinent share transfer, in which the shareholder shall appear as seller and the Stock Exchange broker as buyer; and (vii) fill in the Client Form pursuant to the regulations issued by the SVS.

12. The stock brokers shall deliver their sales order to Banchile no later than 18:00 hours of the fifth stock exchange working day prior to the date of the Auction, as follows: (i) execute only one sales order for all of the shares it owns and those of others; (ii) deliver to Banchile the share certificate(s) of all of the shares included in the sales order; (iii) present the identity card of its legal representative and deliver a photocopy of same, signed by the offeror,




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        which will stay in the hands of Banchile; (iv) present and deliver to
        Banchile a copy of the power of attorney; and (v) deliver, duly signed, the pertinent share transfer, in which the Stock Exchange broker shall appear as seller and Banchile as buyer.

13. The sales offer, which shall quote the terms of the sale, shall include, at least, the following special items: (i) that the minimum sales price is of $ 250 per share; (ii) that it is irrevocable as of 18 hours of the second stock exchange working day prior to the Auction;
        (iii) that he accepts the system of purchase by a Prorate Factor; (iv) that he empowers Banchile to publish the notice required by stock exchange regulations; (v) that he authorizes the Stock Exchange broker to accumulate his sales order with other sales orders in one or more divisible or indivisible lots; (vi) that he authorizes Banchile to complete the information regarding the transfer of shares as required by N(0)15; (vii) that he accepts all the terms and conditions of the offer included in the present announcement; and (viii) that the shareholder is a Chilean person [Note to Draft: the term in Spanish covers individuals as well as legal entities]. A copy of the form shall remain in the hands of the selling shareholder, as evidence of the commercial terms in which the sales order has been granted.

14. The Pension Funds, Mutual Funds and other institutional investors which are required by law to have their investments in their name until their sale, who may decide to participate in the present stock offer, in connection with the sales of shares, shall be governed by the regulatory proceedings required by applicable law.

15. In the event that the shares offered for sale exceed the maximum amount of shares offered to purchase, and consequently the Prorate Factor applies, the excess shares that will not be purchased shall be duly returned to the Stock Exchange broker or to the persons who may have offered them directly to Banchile, within the 7 working days following the Auction.

16. The offer in Auction is conditioned to the receipt of sales offers in Chile, that are outstanding on the






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        date of the Auction, of a stock interest of at least 3,680,947,436 shares, representing 44.88% of the subscribed and paid share capital of Endesa and to the receipt of sales offers through the "Tender Offer" in the United States of America of at least 501,947,400 shares, including those purchased in the form of ADSs, representing 6.12% of the subscribed and paid capital of Endesa. Nevertheless, the aforementioned condition may be waived by Duke International, at its sole discretion, including within its rights the possibility of considering or not, the excess shares offered for sale in one market to complete the deficit of shares offered for sale in another.

        Additionally the Auction may not take place if, in the exclusive opinion of Duke International, any of the following has occurred or is expected to take place:

        (a) That an action or procedure by any authority or national or international court has been presented, in order to: (i) suspend, delay or prohibit the Auction or the "Tender Offer" or any of the conditions of same; (ii) restrict or prohibit the exercise of any of the rights that Duke International may contractually be entitled to or that may correspond to any of its affiliates over any relevant business or asset of Endesa or its affiliates, or that may obligate Duke International or any of its affiliates or Endesa or any of its affiliates to transfer or dispose of any relevant business or assets of Endesa or its affiliates.

        (b) (i) any change or relevant circumstance that may have a material adverse effect on the business, assets, financial situation or net worth of Endesa and its affiliates, or the value of the shares of Endesa; or (ii) the suspension of the exchange of Endesa shares; and

        (c) Any amendment to the bylaws of Endesa or its affiliates, with the exception of the amendment mentioned in N(0)4 of this notice, or if there were an agreement to distribute dividends after February 18, 1999.




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        The aforementioned conditions are for the exclusive benefit of Duke
        International and may be waived at its sole discretion.

        It will also be a condition for the Auction taking place, the approval pursuant to Decree Law 600 for Duke International making a capital contribution in dollars of the United States of America for the equivalent necessary to make payment of all the shares offered to purchase in Chile. As well as in the prior cases, this condition may be waived in whole or in part by Duke International, at its exclusive discretion.

        Finally, it shall be a condition for the Auction taking place that there be no competitive offers. Nevertheless, Duke International reserves the right for the event in which they may be competing offers to waive such condition and increase the offered price, all at its exclusive judgement.

17. The Stock Exchange brokers should proceed with the forms of transfer of shares only after the 5th working day prior to the Extraordinary General Shareholders Meeting of Endesa mentioned in N(0) 4 of this announcement, so that the shareholders may exercise their right to vote in said meeting.

        Banchile as a member of the Stock Exchange, shall request the registration in Endesa of the forms of transfer of shares which were sold to Duke International or the Affiliate, two stock exchange working days as of the Auction.

18.     Jointly with the present offer of purchase of shares, Duke
        International shall carry out in the Unites States of America, a process which purpose shall be to purchase shares and ADSs of Endesa which are owned by shareholders that are not Chilean, through a "Tender Offer" in such country. The conditions and characteristics of said offer are included in the document called 14D-1, which has been registered with the Securities and Exchange Commission of the United States of America. A copy of the prospectus shall be translated into Spanish and delivered to the Superintendency of Securities and Insurance, to the Stock Exchange and a copy of both documents shall be





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        available to investors in the offices of Banchile, on or before March 4,
        1999.

        The price that Duke International shall pay the Chilean shareholders shall be the same that it will pay to non Chilean shareholders.

19. In the event that there is a change in the number of Endesa shares, like for example in the case of an exchange of shares or the subscription of new shares and considering that the purchase offer in an Auction of Endesa shares has been made on the basis of the number of subscribed and paid shares that Endesa has at the date of such Offer, Duke International reserves the right of not carrying out the Auction or of amending the Offer considering the number of subscribed and paid shares of Endesa which enables it to achieve the purpose that is pursued.

20. The present announcement constitutes the purchase offer in Auction of Endesa shares, and therefore its terms wil prevail in the event of any inconsistency with those included in the take of control notice mentioned at the beginning.

More information can be requested at the offices of Banchile, located at Agustinas 975, 2nd floor, Santiago, or else by calling phone 661-2200.

                                               DUKE ENERGY INTERNATIONAL, L.L.C.



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